Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of xG Technology, Inc. (the “Company”) on Amendment No. 1 to Form S-3 (File No. 333-214484) of our report dated March 31, 2015, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock split described in Note 18, which were audited by other auditors, relating to our audit of the financial statements of the Company as of December 31, 2014 and for the year then ended, which appears in the Company’s Amendment No. 1 to its Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on July 13, 2016.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP
East Hanover, NJ
December 8, 2016